Exhibit 10.2

RANPAK HOLDINGS CORP.
2019 OMNIBUS INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and effective as of [            , 2020] (the “Date of Grant”) by and between Ranpak Holdings Corp., a Delaware corporation (with any successor, the “Company”), and [•] (the “Participant”) pursuant to the Ranpak Holdings Corp. 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

1.       Performance Stock Unit Award. Subject to the terms and conditions of this Agreement, and the approval of the Company’s shareholders to increase the number of Shares available for issuance under the Plan, the Company hereby grants to the Participant Performance Restricted Stock Units (the “PRSUs”) in a target amount of [●] (“Target PRSUs”). Each PRSU shall represent the right to receive one Share upon the vesting of such PRSU, as determined in accordance with and subject to the terms of this Agreement and the Plan.

2.       Vesting of PRSUs.

(a)       Performance Periods. The Participant may earn between 0% and 300% of the target number of PRSUs based on the Company’s achievement of the Performance Goals during the period commencing January 1, 2020 and ending on December 31, 2025 (the “Award Period”). The Award Period consists of three “Annual Measurement Periods.” The first Annual Measurement Period begins on January 1, 2023 and ends on December 31, 2023. The second and third Annual Measurement Periods are January 1, 2024 through December 31, 2024 and January 1, 2025 through December 31, 2025, respectively.

(b)       Shares Eligible to Vest. Following the end of each Annual Measurement Period, the number of PRSUs earned and eligible to vest for such Annual Measurement Period will be equal to 1/3 of the Target PRSUs, multiplied by the corresponding percentage listed beside the level of achievement of “Adjusted EBITDA” (as defined in Exhibit A) actually achieved as set forth in Exhibit A attached hereto.

(c)       Vesting Schedule. Subject to the Participant’s continued employment on the applicable Vesting Date (except as provided herein), the PRSUs that are actually earned during each Annual Measurement Period shall vest and be settled as Shares pursuant to Section 3 below, in accordance with the following schedule (each date, a “Vesting Date”):

Vesting Date	Portion of the Target PRSUs Eligible to Vest
January 1, 2024	1/3 of Target PRSUs
January 1, 2025	1/3 of Target PRSUs
January 1, 2026	1/3 of Target PRSUs

(d)       Termination of Employment Prior to a Change in Control; Forfeiture.

(i)       Except as set forth in Section 2(d)(iii) below, upon the Participant’s Termination of Service for any reason at any time prior to January 1, 2023, 100% of the PRSUs shall be forfeited for no consideration as of the date of such termination.

(ii)       Upon the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason following January 1, 2023 but prior to a Change in Control (each, a “Good Leaver Termination”), the PRSUs eligible to vest will remain outstanding and eligible to be earned based on the following:

(A)	If the Participant experiences a Good Leaver Termination during the first Annual Measurement Period, 1/3rd of the Target PRSUs will remain outstanding and eligible to be earned based on the Company’s actual performance through the end of the first Annual Measurement Period. The PRSUs that are earned based on the Company’s actual performance as determined in accordance with Exhibit A hereto, shall vest as to the sum of (x) 50% of the earned PRSUs for the first Annual Measurement Period and (y) the number of PRSUs determined by multiplying the remaining 50% of the number of earned PRSUs for the first Annual Measurement Period by a fraction, the numerator of which is the number of completed days beginning on January 1, 2023 and ending on the date of the Participant’s Termination of Service and the denominator of which is 365, and the vested PRSUs shall be settled as Shares pursuant to Section 3 below.

(B)	If the Participant experiences a Good Leaver Termination during the second or third Annual Measurement Period, the PRSUs eligible to vest during such Annual Measurement Period will remain outstanding and eligible to be earned based on the Company’s actual performance through the end of such Annual Measurement Period. The PRSUs that are earned based on the Company’s actual performance as determined in accordance with Exhibit A hereto, shall vest on a pro-rata basis based on a fraction, the numerator of which is the number of completed days beginning on the first day of the applicable Annual Measurement Period and ending on the date of the Participant’s Termination of Service and the denominator of which is 365, and shall be settled as Shares pursuant to Section 3 below.

Notwithstanding anything to the contrary in this Section 2(d)(ii), in the event of a Change in Control following the Participant’s Good Leaver Termination, but prior to the end of the applicable Annual Measurement Period, the PRSUs eligible to vest during such Annual Measurement Period shall vest upon the Change in Control based on the Change in Control Performance Achievement (as defined below) and shall be settled as Shares pursuant to Section 3 below. Any PRSUs that do not vest pursuant to the foregoing, including PRSUs that are scheduled to vest in a subsequent Annual Measurement Period, shall be forfeited for no consideration as of the date of such termination.

(iii)       Upon the Participant’s Termination of Service at any time prior to a Change in Control, due to the Participant’s death or Disability, any remaining unvested PRSUs will remain outstanding and eligible to be earned based on the Company’s actual performance during each applicable Annual Measurement Period. The PRSUs that are earned based on the Company’s actual performance as determined in accordance with Exhibit A hereto, shall vest and shall be settled as Shares pursuant to Section 3 below. For the avoidance of doubt, PRSUs that are scheduled to vest in an Annual Measurement Period following the Annual Measurement Period in which the Participant’s Termination of Service occurs pursuant to this

Section 2(d)(iii) will remain outstanding and eligible to vest pursuant to this paragraph. Notwithstanding anything to the contrary in the foregoing, in the event of a Change in Control following the Participant’s Termination of Service due to the Participant’s death or Disability, but prior to the end of the Annual Measurement Periods, the PRSUs eligible to vest shall vest upon the Change in Control based on the Change in Control Performance Achievement (as defined below) and shall be settled as Shares pursuant to Section 3 below.

(iv)       Upon the Participant’s Termination of Service for any reason between January 1, 2023 and December 31, 2025 other than as set forth in Section 2(d)(ii) and Section 2(d)(iii) above, the Participant’s unvested PRSUs shall be forfeited for no consideration as of the date of such termination [; provided, however, that to the extent the Participant ceases to provide services to the Company as an Employee, but continues to provide services to the Company as the Executive Chairman of the Board of the Company (the “Executive Chairman”), the Participant shall not experience a Termination of Service under this Agreement and the PRSUs shall continue to vest pursuant to this Agreement until such time as the Participant ceases to provide services as the Executive Chairman]1.

(e)       Change in Control.

(i)       In the event of a Change in Control at any time prior to January 1, 2023, 100% of the PRSUs shall be forfeited for no consideration as of the date of such Change in Control. For the avoidance of doubt, this includes any unvested PRSUs that have remained outstanding following a Participant’s Termination of Service due to death or Disability pursuant to Section 2(d)(iii) above.

(ii)       In the event a Change in Control occurs during an Annual Measurement Period while the Participant remains in continuous service, any unvested PRSUs will no longer be subject to the applicable Performance Goals and such Performance Goals shall be deemed to have been achieved at such level as determined by the Board based on an estimate of EBITDA achievement for the full year of the applicable Annual Measurement Period (“Change in Control Performance Achievement”). In the event the Change in Control occurs during either the first or second Annual Measurement Period, the level of EBITDA achievement that is deemed to apply in the Annual Measurement Period during which such Change in Control occurs will also apply to all subsequent Annual Measurement Periods during the Award Period.

(iii)       Any PRSUs for which the Performance Goals (x) have been deemed not to have been achieved pursuant to Section 2(e)(ii) shall be forfeited for no consideration and (y) have been deemed to have been achieved pursuant to Section 2(e)(ii) will remain outstanding and shall continue to vest as follows:

(A)	Subject to the Participant’s continued employment through each applicable Vesting Date set forth in Section 2(c), the unvested PRSUs shall vest in accordance with the original time-vesting schedule set forth in Section 2(c).

(B)	If the Participant experiences a Good Leaver Termination or is terminated due to death or Disability following a Change in Control

1 Note to Draft: For the Chief Executive Officer only.

and prior to the end of the Award Period, any unvested PRSUs will vest in full on the date of such termination.

(C)	If the Participant experiences a Termination of Service following a Change in Control for any reason other than as set forth in Section 2(e)(iii)(B) above, the Participant’s unvested PRSUs shall be forfeited for no consideration as of the date of such termination.

3.       Settlement of PRSUs.

(a)       Subject to Section 3(b), the Company shall deliver to the Participant the number of Shares equal to the number of PRSUs that have vested in accordance with Section 2 as soon as reasonably practicable after the Vesting Date; provided that delivery of vested Shares shall be made no later than 60 days after the later of (i) the Vesting Date or (ii) the date on which the audited financial statements of the Company are released (but no later than March 15 of the year following the year in which the Vesting Date occurs).

(b)       Participant acknowledges that, regardless of any action taken by the Company or any of its Affiliates to which Participant is providing services, the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares. Pursuant to such procedures as the Administrator may specify from time to time, the Company (or any of its Affiliates to which Participant provides services) may withhold the amount required to be withheld for the payment of Tax Obligations. Unless otherwise determined by the Administrator, pursuant to such procedures as it may specify from time to time, the Administrator shall require Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, with consideration received under a formal, broker-assisted cashless settlement program adopted by the Company in connection with the Plan. In the alternative, the Administrator may require Participant to satisfy such Tax Obligations, in whole or in part (without limitation), with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars or (iii) any other method approved in the sole discretion of the Administrator. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to allow Participant to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant.

4.       Dividend Equivalents. In the event that the Company declares a per Share dividend prior to the Vesting Date, the Participant shall not be entitled to dividend equivalents with respect to the PRSUs under this Agreement.

5.       Definitions. The following terms shall have the meaning set forth below:

(a)       “Disability” shall have the meaning set forth in the Participant’s employment or severance agreement with the Company or any of its Affiliates, or if the Participant is not a party to such an agreement with the definition of “Disability” then “Disability” shall mean the Participant’s inability to perform the Participant’s duties and responsibilities due to permanent physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or one hundred and eighty (180) days during any three-hundred and sixty-five (365) day period as determined by the Board in its good faith judgement.

(b)       “Good Reason” shall have the meaning set forth in the Participant’s employment or severance agreement with the Company or any of its Affiliates, or if the Participant is not a party to such an agreement with the definition of “Good Reason”, shall mean the occurrence of any one or more of the following events which occur without the Participant’s express written consent: (i) a material reduction in the Participant’s base salary other than any such reduction that applies generally to similarly situated employees of the Company; or (ii) relocation of the Participant’s principal place of employment outside a 50 mile radius from its current location.

6.       No Right to Continued Employment. The granting of the PRSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the employment of such Participant.

7.       No Right to Future Grants. Any grant of PRSUs granted under the Plan shall be a one-time grant that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

8.       Rights as a Stockholder. The Participant shall have none of the rights of a Stockholder of the Company, including voting rights, unless and until the PRSUs are settled for Shares and the Participant becomes the record owner of the Shares underlying the PRSUs.

9.       Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

10.       Securities Laws. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, (the “Securities Act”) the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of Shares is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may request which satisfies such requirements.

11.       Withholding. Subject to the Participant’s rights under Section 3(b), the Company or any of its Affiliates shall have the right, and is hereby authorized, to withhold any applicable withholding taxes in respect of the PRSUs, their grant, vesting or otherwise and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

12.       Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the PRSUs granted pursuant to this Agreement are subject to the terms and conditions of Section 19 (Cancellation or “Clawback” of Awards) of the Plan.

13.       Notices. Any notification required or permitted to be given by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below:

If to the Company:

Ranpak Holdings Corp.

[●]

Attention: [●]

Email: [●]

If to the Participant, to the address of the Participant on file with the Company.

14.       Entire Agreement. This Agreement, the Plan and any other agreements referred to herein or therein shall constitute the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

15.       Effectiveness of Agreement. For the avoidance of doubt, this Agreement will not become effective until the Company’s shareholders approve an increase in the number of Shares available for issuance under the Plan.

16.       Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

17.       Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PRSUs and on any Shares to be issued upon settlement of the PRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the PRSUs pursuant to this Agreement.

18.       Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

19.       Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of law principles thereof. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AWARD AGREEMENT OR THE PLAN.

20.       Amendment. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided, that, the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.

21.       Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

22.       Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

23.       No Guarantees Regarding Tax Treatment; Compliance with Section 409A. The Participant (and his beneficiaries) shall be responsible for all taxes with respect to the PRSUs. The Company makes no guarantees regarding the tax treatment of the PRSUs. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or otherwise, and none of the Company, its subsidiaries or any of its affiliates, or any of their employees or representatives shall have any liability to the Participant with respect thereto. The provisions of Section 20 of the Plan shall apply under this Agreement and are hereby incorporated by reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Performance Restricted Stock Unit Award Agreement as of the date first written above.

RANPAK HOLDINGS CORP.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:
[•]

EXHIBIT A

PERFORMANCE GOALS